ITEM 14(A)3, EXHIBIT 11

                 TESORO PETROLEUM CORPORATION AND SUBSIDIARIES

             INFORMATION SUPPORTING EARNINGS PER SHARE COMPUTATIONS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    YEARS ENDED DECEMBER 31,
                                                                  -----------------------------
                                                                   1995        1994       1993
                                                                  -------     ------     ------
PRIMARY EARNINGS PER SHARE COMPUTATION:
Earnings before extraordinary loss on extinguishment of debt....  $57,489     20,483     16,956
Extraordinary loss on extinguishment of debt....................   (2,857)    (4,752)        --
                                                                  -------     ------     ------
Net earnings....................................................   54,632     15,731     16,956
Dividend requirements on preferred stock........................       --      2,680      9,207
                                                                  -------     ------     ------
Net earnings applicable to common stock.........................  $54,632     13,051      7,749
                                                                  =======     ======     ======
Average outstanding common shares...............................   24,557     22,552     14,070
Average outstanding common equivalent shares....................      550        644        220
                                                                  -------     ------     ------
  Average outstanding common and common equivalent shares.......   25,107     23,196     14,290
                                                                  =======     ======     ======
Primary Earnings Per Share:
  Earnings before extraordinary loss on extinguishment of
     debt.......................................................  $  2.29        .77        .54
  Extraordinary loss on extinguishment of debt..................     (.11)      (.21)        --
                                                                  -------     ------     ------
  Net earnings..................................................  $  2.18        .56        .54
                                                                  =======     ======     ======
FULLY DILUTED EARNINGS PER SHARE COMPUTATION:
Net earnings applicable to common stock.........................  $54,632     13,051      7,749
Add: Dividend requirements on preferred stock...................       --      2,680      9,207
                                                                  -------     ------     ------
Net earnings applicable to common stock -- fully diluted........  $54,632     15,731     16,956
                                                                  =======     ======     ======
Average outstanding common and common equivalent shares.........   25,107     23,196     14,290
Shares issuable on conversion of preferred shares...............       --      1,476      4,775
                                                                  -------     ------     ------
                                                                   25,107     24,672     19,065
                                                                  =======     ======     ======
Fully Diluted Earnings Per Share -- Anti-dilutive*..............  $  2.18        .56        .54
                                                                  =======     ======     ======

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* This calculation is submitted in accordance with paragraph 601(b)(11) of
  Regulation S-K, although it is not required by APB Opinion No. 15 because it produces an anti-dilutive result.